Exhibit 99.1

Saia Inc. - Saia - Earning Conference Call Transcript – 02/02/2022 11:00 AM ET

Company Participants

Douglas Col - EVP, CFO & Secretary

Frederick Holzgrefe - President, CEO & Director

Conference Call Participants

Jack Atkins - Stephens

Amit Mehrotra - Deutsche Bank

Scott Group - Wolfe Research

Jon Chappell - Evercore

Todd Fowler - KeyBanc Capital Markets

Bascome Majors - Susquehanna

Jason Seidl - Cowen

Ken Hoexter - Bank of America

Tom Wadewitz - UBS

Stephanie Moore - Truist

James Monigan - Citi

Bruce Chan - Stifel

Tyler Brown - Raymond James

Operator

Good day, ladies and gentlemen and welcome to the Saia Incorporated Fourth Quarter and Full-Year 2021 Earnings Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Doug Col. Please go ahead.

Douglas Col

Thanks, Steve. Good morning, everyone. Welcome to Saia's fourth quarter 2021 conference call. With me for today's call is Saia's President and Chief Executive Officer, Fritz Holzgrefe.

Before we begin, you should know that during this call, we may make some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. We refer you to our press release and our SEC filings for more information on the exact Risk Factors that could cause actual results to differ.

I will now turn the call over to Fritz for some opening comments.

Frederick Holzgrefe

Good morning and thank you for joining us to discuss Saia's fourth quarter results.

I'm excited today to release record 2021 results and want to acknowledge the efforts given by thousands of dedicated employees again this past year to make these results possible. Our fourth quarter revenue of $617 million surpassed last year's revenue by 29.5%. Operating income also grew by 92.3% to $97.4 million and our 84.2% operating ratio in the fourth quarter marked the sixth consecutive quarter where our OR was sub 90.

The quarter was marked by consistent levels of demand from our customers in growth, and shipments per workday stepped up each month in the quarter. Total shipments per workday grew by 3.3% compared to the fourth quarter last year. I continue to be impressed by our operations team and how they're handling the supply chain and workforce challenges still prevailing across our network.

Our on-time service is 98% in the quarter and our cargo claims ratio was among the best in our industry. It was achieved with the dock workforce that grew by 17% during the year. This attention to quality is critical to meeting and exceeding our customers' expectations. These high levels of service require that we continue to ensure that we were fairly compensated to support our investment in high service levels and to offset inflationary costs.

Our LTL revenue per hundredweight increased 19.6% in the quarter. This measure of pricing reflects both specific pricing actions and improvements in mix of business.

Our approach to pricing is simply market-based. We're looking, we are charging customers to the level of service they're receiving and are seeking to set pricing in line with our competitors who offer comparable levels of service. The combination of improving yield and mix changes resulted in a 28.4% increase in our revenue per shipment to $317, a record for our company.

Our total revenue in 2021 crossed over the $2 billion level for the first time and at $2.3 billion was up more than 25% from the prior-year. Operating income rose 85.9% to $335 million, and our operating ratio for the full-year of 85.4% was 470 basis points better than 2020.

We opened seven new facilities in 2021 and across our network deployed $286 million in capital expenditures as we focus on our efforts of expanding our terminal network and enhancing service levels throughout the organization.

We continue to invest in the latest safety technology and in clean diesel and fuel efficient technology and have supplemented this investment with pilot programs using alternative fuels including electric vehicles and compressed natural gas.

With that said, I'll turn the call over to Doug for a review of our fourth quarter financial results.

Douglas Col

Thanks, Fritz.

Fourth quarter revenue increased by $140.6 million to $617.1 million. The components of revenue growth in the quarter were as follows. Tonnage grew 9.2%, a combination of 1.6% shipment growth and 7.5% increase in our average weight per shipment. On a workday basis, tonnage grew 11% and shipments increased 3.3%.

Yield excluding our fuel surcharge improved by 14% and increased by 19.6%, including the fuel surcharge. Fuel surcharge revenue increased by 80.1% and was 14.6% of total revenue compared to 10.5% a year-ago.

Now a few expense items in the quarter. Salaries, wages and benefits increased 10.1% driven by wage increases across our driver and dock workforce as well as hiring and referral bonuses paid in the quarter to attract new employees. Additionally, our January and August wage increases of approximately 3.5% and 4.7% respectively contributed to this increase on a year-over-year basis.

Purchase transportation costs increased 56.1% compared to the fourth quarter last year and were 11.3% of total revenue compared to 9.4% a year-ago.

Truck and rail PT miles combined were 19.5% of our total line haul miles in the quarter, compared to 16.3% in the fourth quarter of 2020.

Fuel expense increased by 65% in the quarter while company miles increased by 6.2% year-over-year. The increase in fuel expense was primarily the result of national average diesel prices rising by nearly 50% year-over-year in the quarter.

Claims and insurance expense increased by 86.8% in the quarter, reflecting increased frequency in accident severity in that expense line and higher premium costs versus the prior-year. Claims and insurance expense was up 9.7% or $1.5 million sequentially from the third quarter.

Depreciation expense of $35.9 million in the quarter was 5.1% higher year-over-year driven by investments in real estate equipment and technology.

Our total operating expenses increased by 22% in the quarter and with the year-over-year revenue increase of 29.5%, our operating ratio improved 520 basis points from a year-ago to 84.2%.

Our tax rate in the fourth quarter was 23.9% compared to 19.8% last year and our diluted earnings per share were $2.76 compared to $1.51 last year.

Moving on to the financial highlights of our full-year 2021 results. As Fritz mentioned, revenue was a record $2.3 billion, and operating income of $335.1 million was also an annual record. Our operating ratio improved 470 basis points in 2021 to a record 85.4%. For the full-year 2021, our diluted earnings per share were a record $9.48 compared to $5.20 earned in 2020.

In 2021, we made capital investments totaling $285.7 million. We reduced our long-term debt by $19.4 million to $31 million. Our balance sheet remains strong with $106.6 million of cash on hand at year-end and more than $300 million of availability through our revolving credit facility and additional outside borrowing sources.

In 2022, we anticipate capital expenditures will be in excess of $500 million. And we also anticipate an effective tax rate of approximately 24% to 25% for the full-year.

I'll now turn the call back over to Fritz for some closing comments.

Frederick Holzgrefe

Thanks, Doug.

Our company has posted record results in the months and quarters that follow the pandemic lockdown in 2020 and 2021, which brought even more challenges. The monster winter storm that ravaged most of Texas in February last year, as well as Hurricane Ida, which dramatically impacted our employees and their families in the Gulf Coast area last August, were added to the ongoing COVID-related challenges and the supply chain disruptions we face.

Our employees responded exceptionally well and professionally to all these disruptions; they managed to not only take care of our valued existing customers but also work to execute our ongoing growth strategy. We're able to recruit and hire to support the addition of seven new terminals across our network and ended the year with 176 terminals. Our efforts to buildout our network to provide more direct coverage and get closer to our customers, increasingly putting us in a position to offer differentiated service.

In addition to lease terminal openings, we also closed on several land purchases in 2021 to build our development pipeline as part of our multi-year growth strategy.

As we look forward into 2022, we're planning to add 10 to 15 new terminals, and we'll also be relocating 10 or so existing terminals into larger or better positioned facilities as well. Our planning horizon for future terminal additions, expansions, and relocations includes not only 2022 but 2023 and beyond.

To support our pace of openings, our Human Resources Group is continuously recruiting and onboarding the talent that is required to open and operate these facilities. We're turning -- we're expanding our driver academy program this year and we'll partner with driver schools and technical colleges in some markets to increase our candidate pipeline. I'm excited to see what 2022 holds for our company as we enter year six of our organic growth strategy.

Knowing how our team handled all of the adversity of the past two years and still managed to provide great service and grow our business gives me confidence that we can continue to be successful and stay on course.

In total, as Doug mentioned, we expect more than $0.5 billion invested in real estate equipment and technology in the coming year. We will also continue our investments in people and talent development in 2022, as these efforts have been critical foundational elements of our strategy. Our company continues to heighten our focus on providing excellent and differentiated service for our customers. Ultimately, this focus will drive the growth of our company, while continuing to improve our operating performance over time.

With that said, we're now ready to open the line for questions, operator.

Operator

Thank you. [Operator Instructions].

We'll take our first question from Jack Atkins with Stephens. Please go ahead.

Jack Atkins

Okay, great. Good morning and congrats on the great results, guys.

Frederick Holzgrefe

Thanks, Jack.

Jack Atkins

So I guess maybe for the first question, would just love to get an update on January trends so far? Doug, if you could maybe give us an update on tonnage and shipment trends on a year-over-year basis? And then, also maybe, if you could fill us in on how December trended as well?

Douglas Col

Sure. Thanks, Jack. In December, our shipments per workday grew 4.8%. And our tonnage actually grew 13.7%. So a bit of acceleration from the first couple of months of the quarter. Moving into January, historically, there's a little bit of a step-up in shipments per day. And we didn't see that as much in January. But some of that's related to how the holiday fell around New Year's, that day after the New Year's weekend, a lot of our customers took a partial day or took a full day off. So that was a little different than the norm. But January finished up pretty good. We were up 1.3% on a shipment basis, and 7.5% on a tonnage basis. So the first week or two, as everyone knows, it was -- it was -- it's always going to happen sometime. And we got hit pretty good with weather across the map and a lot of facilities that were either shut or partially closed for a day or two. And some markets, there's ongoing kind of rolling embargoes depending on either weather or COVID challenges, things like that.

So all in all, I mean, to be positive, with that kind of start to January, we're pretty pleased with it and the end of the month, we were pleased with business levels and winter can happen any month in the first quarter. Let's hope we got it out of the way in January. We'll see how February goes.

Jack Atkins

No, that makes -- that makes sense. Thanks for that, Doug. And I guess just for my follow-up question. Fritz in your prepared comments, you talked about the number of service centers or terminals that you plan to bring online this year, I think you said 10 to 15, then relocating, I believe you said 10 more? Could you maybe talk about what that will do for you in terms of additional capacity into your network? I know if you want to talk about it from like a door count perspective, we'll just be curious how you would expect that trend maybe year-end 2022 versus year-end 2021 if that helps?

Frederick Holzgrefe

Sure. I mean, is the key focus there, obviously, that the facilities that -- the incremental facilities will give us expanded addressable market, if you will, that we touch. So for example, we've got in the pipeline that will happen in the first half of this year are the three facilities that will help us more effectively cover the Chicagoland area. So that that'll do two things for us. One, it'll create capacity in our existing facilities that we have, but then at the same time, it gets to that differentiated sort of service level that kind of comes along with that, right. So we can better meet the customer's expectations.

In other markets, simply as we've grown over time, look at the Northeast, that's gone well. We're going to expand the facility, our major break operation there in Harrisburg, that if you remember, when we first opened there, we moved into the facility, we replaced that and now we're at the place where we've got to expand what we have, because the business, it needs to be there to support ongoing growth.

So some of it is that the new openings obviously give us new addressable market. The others, give us some capacity. Chicago examples give us capacity and Harrisburg give us more flexibility. So that's kind of the context, it's kind of more of our continuing sort of strategy.

Operator

We'll take our next question from Amit Mehrotra with Deutsche Bank. Please go ahead.

Amit Mehrotra

Thanks, operator. Hi, Fritz. Hi, Doug. I just wanted to follow-up on the margin question. I guess, Fritz last quarter, you talked about 150 to 200 basis points of margin opportunity, and maybe opportunity to get to the top end or even potentially above the top end this year. I don't know if that's evolved or changed at all that you need to talk about that. And then, Doug, I appreciate the comments on January. Is it a tough operating environment, labor wise? Hoping you'd kind of help us think about the sequential movements and operating ratio in a contextual manner?

Frederick Holzgrefe

So I'd start off, and we can divide that up. I'll start off with the sort of overall margin question. We've long said that, there's a range out there 150 to 200 basis points over time, we feel like is very achievable. And I think the other thing that's important to understand is that over time, as we have developed our own tools and capabilities around execution, I think we've shown that we've showed up at the bottom of that range.

And I also think in environments where it is favorable, if you will, or with strong economic backdrop, we ought to be able to meet or beat the top end of that range. I think that's kind of where we are. We've got to continue to execute through the first quarter. Certainly, January is only one month of this -- of the period or the quarter. And there's a lot of weather that could still happen. But we feel pretty good about the idea of top end of that range. And let's meet or beat it. And I think we've -- I think we can do it. Feel good about our execution in the fourth quarter.

The key thing that we saw through the year, just to emphasize, and while we feel better about it is -- as we build sort of momentum with our customer base, and they understand that differentiated quality and service, we have the opportunity to be paid for that. And that's important, because it's a business that requires quite a bit of investment, and a business that has high inflationary sort of cost structure. So that that's working, and we're -- our operations teams delivering it and our sales teams communicating that message, so I think that's something that's sustainable end of the year in a positive economic environment. I think that leads us to the top end of the range, and we'd like to meet it or beat it.

Douglas Col

Yes. Good morning, Amit. On the second part of your question, like I said, I mean, for January to finish positive 1.3% on the shipment side, on a workday perspective is pretty encouraging. We've got a much easier shipment comp moving into February, as a result of the big storm that impacted Texas in the Southwest, last February. So like I say, hopefully, we got our winter, the worst of our winter behind us. But historically, we've seen about a 50 basis point erosion in Q4 into Q1. I think that that probably makes sense this year as well.

I mean, we're not making it easy on ourselves, right. I mean, Q4 was a record by 400 or 500 basis points. So that's a good thing that the challenge is there for us each quarter against the records we're comping against. But 50 basis points probably makes sense. The timing of our GRI is pretty similar to last year; the magnitude of it is a little bit larger. But I think we probably stick to the historical 50 basis point guide on the deterioration.

Amit Mehrotra

Yes. And then just for my follow-up, the tonnage, I guess the biggest discrepancy, when I look at kind of my expectations or our expectations for the company, and maybe were, where consensus is, seems to be really on tonnage growth and understanding what tonnage growth can look like, if you take market share, add all this new capacity. And so I just kind of want to come out and ask, do you think tonnage growth can be in that double-digit territory in 2022? And then related to that, this Mastio data that came out, you guys are just doing a great job on claims ratio, which is important, but haven't really seen it. I would say, to the certain extent, whether it's net promoter scores, or some of the criteria that the customers look at Saia or the perception of Saia, we've seen improvement, but maybe not to the level that we would have expected, given some of the progress you guys have made on the claims ratio. Wanted to just, if you could talk about that as well?

Douglas Col

Popped a two-part follow-up question in there Amit. All right. In terms of your tonnage expectations, look, I mean, we're probably going to grow our door count this year, if I think about just new openings, in the mid-single-digit range. Like Fritz said, we're building out other parts of the existing network to handle more growth. But at the end of the day, I know we all want to grow, and we all love growing volume when we can do it. But in a strain network, in the network business, when you're strain either on a labor side, or maybe supply chain issues, the right thing for us is to grow the revenue, grow the revenue per shipment, and cover some of these inflationary costs and meet the challenges and earn at a rate that allows us to go invest in the business. So I think we'd like to grow tonnage at a higher rate potentially down the line, but I think mid-single-digit kind of shipment growth would be our expectation if the environment holds up. And we're building out the network to handle more than that, but we'll take it when it comes to us at the right price. And we love the margin improvement we're making and a measured pace of shipment and tonnage growth as a way we've gotten there. So I think we're going to keep on that path.

Frederick Holzgrefe

And then, on the Mastio piece, well I just comment generally about that, Amit, is that, we are at this point measured against all the national carriers as compared to where we were several years ago, and that's reflecting the national coverage map. So that's going to include opportunities, where we've grown into new markets where maybe others have been more established, are more familiar with those brands. We're actually, when we look at the Mastio work or the results this year, we feel pretty good when we see there are a couple of players that are above us. And then there are five or six below us and the more nationally, more resource, more outstanding brands that have been out there. So we actually look at the result and conclude, hey, that's good -- we're moving in the right direction. We are appearing more and more in the dataset of what customers are providing feedback, and we're doing a great job taking care of the freight: getting it there, meeting their expectations, those things are getting better over time. And I think that's a differentiator.

But I tell you, one of the things that's in there, that, where we have maybe disappointed a customer, has been when you point out that you're providing high levels of service to a customer, your claims ratio is arguably top in the industry, and you're meeting all those expectations, you got to get paid for that. And that's significant. So if you recall this year, we've been very focused on making sure that we bill for all those accessorials, all the services that we provide. And when you do that, customer looks at that and says maybe it's difficult to do business with Saia, these things are changing. I viewed them as a value before, now they're more expensive. Listen, you look at the Mastio data and we scored the best where we're pointed out as a value and for us for what we're having to do to invest in this business to maintain those high levels of service.  Frankly, that's not sustainable, right. We've got to fix that over time. And I think we will, because I think we are continuing to build momentum around providing that great service. People are starting to understand what that means, and our team’s communicating that, delivering it. And the result of that is that I think you see that show up in our sort of pricing structure over time.

Operator

We'll take our next question from Scott Group with Wolfe Research. Please go ahead.

Scott Group

Hey, thanks. Good morning, guys. Can you give us an update on the -- can you give us an update on the pricing renewals in the quarter and then the GRI you guys just took was pretty outsized relative to the industry and your history, just some thoughts on that as well?

Douglas Col

In terms of the contractual renewals, I mean, it's still running at double-digit clip 10.4%, I think in the quarter. So, again a pretty good indication of what the shippers expect, and kind of more of the same around their supply chain struggles and our desire to secure good capacity.

In terms of the GRI, I mean we've talked about it, the pricing gap for years and years. So, it's not that we went out and put a 7.5% increase across the entire tariff, we're doing it in a very targeted way to help us work on mix. I mean mix has been a big part of our own story, finding the freight that works for us, whether it's the right weight break, or the right length of haul, whatever the case may be, so you kind of use your adjustments to the tariff, it's not going in and setting the whole thing at times 1.075, it's more targeted than that.

But the acceptance, early on, we're only a week into it, but I think the market in general, I think we saw some higher GRIs than the prior-year out of small competitors and we saw some GRIs come earlier. Ours was right about the same week, maybe even a week later than the prior-year. So nothing more than that.

Scott Group

Okay. And just to that point about mix, so weight per shipment up 8% year-over-year. How much of this is sort of truckload in your mind that's coming to you or how much of this is more a, we are focused on changing improving our mix and this is more sustainable. Any thoughts on goal for weight per shipment this year?

Douglas Col

Yes, we think there's a good chance it stays where it's at or maybe moves a little bit higher. I mean, we don't think of much of what's in our network today as truckload spillover business. And if I'm thinking about the tariffs for example, some of those heavier weight breaks like above 10,000 pounds they got higher increases, right? That's a different load and a different profit profile. So, I don't -- we're not necessarily shunning all that business, but we need to get the rates in line. So, we don't view a lot of our businesses as truckload spillover, I mean freights kind of found the mode where it's supposed to be right now. It's not like the disruptive environment that we had the summer of 2020.

Operator

We'll take our next question from Jon Chappell with Evercore. Please go ahead.

Jon Chappell

Thank you. Good morning. First, if we look at salaries, wages and benefits and purchase transportation in aggregate, an improvement from 4Q over 3Q, I think if you go back to 2017 to see that. So the question is, is the pricing momentum just still favorable, that you were pushing through inflationary plus and growth plus type pricing or were you turning away business maybe a little bit important to you, because you didn’t necessarily have the capacity over corporate staff or could get the purchase transportation to meet all the demand that was there?

Frederick Holzgrefe

I think the fair answer there's, we're always managing that mix of business, right. So, and our goal is essentially to keep the pricing at our tracking sort of market level, right. So it's less of a model around cost plus. Certainly there's a point at which you say, I can do this, I can take this business, because it is accretive versus something I already have. But the focus is really got to be around that. And certainly in the -- as the market changed, and we had to deal with disruptions or challenges in given markets, we adjust what that market is. And that may include implementing coverage changes or embargoes, that sort of thing. But it's all about, it's kind of a fluid process.

So I think what we have, we would change our profile as to the extent that we needed to adjust to the market condition. So that that's kind of the MO that we have, when we kind of manage these in sort of short timeframes like that.

Jon Chappell

Okay. And then kind of sticking with that theme, I think there's this perception as you accelerate your terminal growth this year that there's some upfront costs associated with either hiring or the land or equipment, et cetera. Are you at the point, the size of your network and the national breadth of it, where you think you can onboard eight to 10 terminals and really not see any upfront costs or drag associated with that type of expansion?

Frederick Holzgrefe

Well, I think where we are on this, this comment goes two ways. We think we've developed a core competency around organic openings. So we feel like we know how to do this, the cadence of when you start recruiting, when you onboard people, when do you make sure you have a pipeline of leadership that you can put into a region. So we feel like we've developed that competency. So there's a bit of an efficiency that comes with that, I think at the scale that we are, it's certainly challenging to open up a facility. So I don't want to underestimate that. But at the scale we are, we're doing things that in many cases, I gave the Chicago example earlier, where the facilities we're going to open or add are ones that are going to be incrementally beneficial to that market. So you create some efficiency within your legacy network, to your legacy terminal.

So maybe we're trying to cover Rockford, Illinois from the two terminals in Chicago. Well, if you have a facility there, that certainly changes the service level and your cost structure, your stem times, all those things. So there's a cost savings that kind of comes along with that. So that helps I guess offset some of that investment. And as we continue to focus on our initiatives, we will absorb the opening cost and relocation cost in all the sort of margin structures that we've kind of commented on. So we feel pretty good that our model here allows us to do that.

Operator

We'll take our next question from Todd Fowler with KeyBanc Capital Markets. Please go ahead.

Todd Fowler

Hey, great. Thanks and good morning. As you think about the growth going into 2022, Fritz, can you talk about your availability to get rolling stock and equipment and basically how that interplays with purchase transportation on a shorter-term basis?

Frederick Holzgrefe

We feel like we've got pretty good plans and visibility to the rolling stock right now to what we're going to be able to get this year, and we think it will support our business plan. At the same time, we feel like we've got the ability to recruit the necessary drivers and dock staff and leadership team to make that. So we don't see a constraint right now. We certainly see the -- in the rolling stock area, much like anything you see these days, it is inflationary.

We saw in 2021, that often the OEMs had struggled to meet timelines. Right now we've kind of built our plan around the idea of what we think we'll get from them, not necessarily what they have represented that they would provide us in terms of timing. So we've built in a little bit of a cushion to that, if you will. But I don't think it's going to be a hindrance right now. As we all know, things can change. But right now, we feel pretty good about it.

Todd Fowler

And then so in that context, does PT kind of stay in this low double-digit percent range? Or does that trend a little bit higher or lower? How does that kind of work into the growth factors as well?

Frederick Holzgrefe

That one is tough one, Todd, because right now, what we do is we build out density, and that gives us the opportunity to maybe recruit drivers, fill in equipment in the right place, those sorts of things. So I think it's going to be a little bit of a -- I can't give you a kind of clear focus on where that's going to go this year, because it's going to be dependent upon how the growth works for us, or where it comes into play.

I can tell you this, that as we look at our total line haul costs, we'll seek to optimize it either with our internal sort of resources and assets, or where applicable, we'll continue to use PT. So it all of that has to be cost justified or margin justified. So we certainly wouldn't be in a position where we add a bunch of volume that erodes our OR improvements over time. That just doesn't make sense to us. That would be business we'd pass on.

Todd Fowler

Okay, that makes sense. And just as a follow-up, I remember several years ago, it was kind of celebrated when you were hitting 30% incrementals. And now you're kind of doing that very consistently. You know that the incremental margins can vary quarter-to-quarter and based on investment, and seasonality and those sorts of things. But is a 30% incremental a safe baseline to think about, where you can be bringing on new business, or are there other things that we should be thinking about as to why or why not that would be the right level of incremental margin?

Frederick Holzgrefe

I think that's a reasonable range. I mean, it's going to be plus or minus around that, right. So in a newer facility, we're moving in adding incremental business quickly, you'd expect those incrementals to be better over time. I think, overall, those kind of averages make some sense. But at the same time, if you can get more of that in pricing, then you're going to push that range up and mix the business, you're going to push that range up. So we're -- our focus is, probably, if we were to look at where we kind of land on this we would -- we'll take margin improvement or operating income improvement over growth for growth’s sake. So it's, those are, that's an important characteristic of how we manage this.

Operator

We'll take our next question from Bascome Majors with Susquehanna. Please go ahead.

Bascome Majors

Yes, thanks for taking my question. Fritz wanted to go back to your comment on your core competency you feel like you've developed on organic openings. The five or so terminals you opened since the end of September: can you give us some thoughts on how quickly those have filled up, where they track versus kind of what normal capacity utilization might be, and how that compares to time or your history in that? Thank you.

Frederick Holzgrefe

No problem. These have been pretty good ones that we've added. They all are good, but the ones that we've added here recently and give the best example I can think of is around Calhoun, Georgia. That's Northwest, Atlanta. That's an area that our sales team, we'd have a great product forum in that market. Because the time to get from Southwest or Southeast Atlanta and Northwest Atlanta is pretty cumbersome. So we didn't meet the expectations of the customer. So that -- that's turned into be a winning terminal pretty quickly out of the gate, simply because of its market positioning. And I think as you see over time as we add in the markets like Chicago or at the Northeast Atlanta terminal which we will do sometime this year those are going to have similar economic profiles meaning, they are ones that we kind of cover already, but we don't have a great offering around it.

And that now we can -- now we're in a position where we can jump on that and it becomes incrementally beneficial out of the gate. Youngstown, Ohio is a facility we opened in October that was a facility that kind of -- was a little bit of a light spot in the map for us, it was -- it's an important point for us in that part of Ohio. It also is important as a handoff point into the Northeast so into Pennsylvania and such. So it's -- that one is a classic, the economics on that location are really about just positioning in the network, and addressing the local market. So what we're -- what's exciting about the incremental ones that we have, and why we think this is so important is that this is about addressable market, or being able to provide better service in a market. And when you do that, I think you cover the costs more quickly. Because you create a cost savings, and almost immediately, you can meet those customer's expectations. When you do that, you have the opportunity to charge for it.

So the profile of everything that we add from here is going to be more like those sorts of facilities. There may be, when we get into markets that were entirely new to that, there may be a little bit of small startup costs that maybe a drag for a while. But most of these are getting to our company average OR pretty quickly.

Bascome Majors

And not to ask you to spoon feed it to us, but did you have just a rough sense of what that timeline used to be for the company average OR, or what it's looking like more recently?

Frederick Holzgrefe

Well, sure. I mean, if I go back to the northeast terminals, I mean, we were excited to get them below a 100% OR kind of in a year, year-and-a-half, right? So, now I'm not talking about 100% OR I'm like, all right, company average is 84.2%, right. Our folks get a little disappointed because I still say, well, we got new business at 85%. Okay, that's not as good as the rest of the business. So if you focus on the new ones, you're thinking about months, rather than years. And it's, and they're all different. So I don't mean to be evasive on it, just tough to say. Is it eight months, seven months, six months, I don't know.

Bascome Majors

Thank you.

Douglas Col

And Bascome just to add on the core competency piece of it, I probably could have mentioned this, when Jonathan asked this question about it. But can we do it seamlessly and still get OR improvement? I don't, I don't. Just to be clear, we opened seven terminals this year, and we had a record OR 470 basis point improvement. So I think that's where we gain confidence on part of the competency issue.

Operator

We'll take our next question from Jason Seidl with Cowen. Please go ahead.

Jason Seidl

Hey, thanks, operator. Hey, guys good morning. I wanted to focus a little bit on sort of a longer-term look. There's a lot of LTL companies expanding their terminals, both new and also larger ones. Wanted to see what do you think that's going to do to sort of the competition for labor which already is in a tight market, as we look through 2022 and beyond? And then longer-term, where do you think this is going to help the OR for Saia going forward? One of your competitors talked about a longer-term OR in the 60s based upon an improved network in the pricing environment. Would love to get sort of your opinion where you think Saia could go.

Frederick Holzgrefe

So on the -- I can break that in two pieces. Just on the labor front, I would -- a couple of pieces on the labor front. I mean, we're competing certainly with LTL businesses as well. The typical competitors that we all know about. But in many cases for labor, you're also competing with large warehouse industrial real estate sort of and anybody who's got warehouse operation they could be competing for the same dockworkers that we're looking for, right. So it's the labor thing is it just discrete to our industry? So you have to compete based on the company's values and culture; obviously paying benefits are a critical part of that. But you differentiate on those items around quality and place to work. And we've got a pretty good, we feel pretty good about our company around that and the growth profile certainly helps kind of drive that.

With respect to the other companies that are expanding as well. I think it's also good to keep in mind that they're also some that are exiting. And we saw some of that just in the quarter and that creates available real estate terminals that we potentially could pursue and others. And there are also other folks that are outside of LTL that would be competing for that real estate, because it's potentially attractive real estate that could be changed to industrial real estate property. So there's a few dynamics in that for sure.

With respect to kind of longer-term OR, listen, when the -- there's a marker out there, and whatever the number is, I don't see a reason why we shouldn't pursue something similar, how do we get there at the same time or in the near future?

I don't know what that cadence looks like. But I think that as long as we stick to providing that great quality and service to our customers; we have an opportunity to close that gap. And does that take our business from kind of the mid-80s into the 70s, I think in time that that does, I don't see it as an impediment, we think we've got a great product, we've got a great team, there's nothing, the sky is the limit where that goes and the timing, it's dependent on things, sometimes that are out of our control, but we feel like they said: if others set a marker lower then that just that sets our marker lower.

Jason Seidl

Okay, fair enough. Appreciate the time, as always.

Operator

We'll take our next question from Ken Hoexter with Bank of America. Please go ahead.

Ken Hoexter

Hey, good morning, Fritz and Doug. So just step back for a second, look at the market obvious spike from e-commerce growth and being a COVID beneficiary in the sector, do you see any fade away of that or do you see continued growth and I know, we talked about the growth going forward, and adding to capacity just seems like the market is expecting this kind of near-term pullback in that demand, I just want to understand what you're seeing on that underlying demand? And then if there is a rollover in that demand just because of the tightness from the growth or COVID, do you think there’s any pause in the margin potential?

Frederick Holzgrefe

So I think in the sort of the macro situation right now, I think the one thing that the last couple of years have shown us is that in a disrupted supply chain, certainly our assets can flex to meet those requirements. And I think other LTLs are similarly positioned. So I think the industries that is a good place to be. And I think going forward, I don't see a retrenchment back to a time that supply chains don't have to be fluid. And I think that, maybe they -- maybe they're not as disruptive as they are now. But going forward, people will adjust how they've consumed goods or how the things are purchased and how what that supply chain looks like, where those warehouses are, where those goods get delivered, how all that works, but I think our assets continue to match that. And I think that's important.

I -- could things slow down? Absolutely, they could. But I think our positioning is unique in this sense, is that I think we're as Mastio and others have pointed out, we're doing a great job for the customer. So that's a point of differentiation. So on a slower market, we continue that and we continue to execute our plan. I guess one of the benefits in some regard is that if you're relatively inexpensive, more inexpensive compared to the competition, there is some opportunity to remain. We need to be at market for what we're doing, particularly if we're doing it really well. So I think if that continues, it may go at a slower rate. But I don't think it stops.

Ken Hoexter

So just on that, doing great job for the customer, it looks like claims and insurance nearly doubled in the fourth quarter yet up for a full-year up 25% same as revenues. Is there any way to gain efficiency on that metric or I know you talked about your cargo claims being at a solid level? What do you think on that line going forward there?

Douglas Col

Yes, hey Ken. That line covers not only cargo claims expense, but our insurance expense around auto accidents would be in that number too. So that's where you see some of the most of the inflation and some of the volatility. Over the years, we've taken a little bit more of the risk ourselves in that line on the auto side. We've made investments in technology and our fleet, we're willing to kind of bet on ourselves to some extent versus paying some of the highly inflationary premiums that are out there the last few years. So there'll be volatility in that line, but again we've invested heavily in safety. And the premium itself is going to be inflationary 20% to 30%, usually what I've been expecting in the last few years.

But on the frequency and severity side, I think we're going to make headway over the next few years, with all the improvements in technology that are out there and our adoption of them.

Ken Hoexter

Great. And my last one just real quick on the $500 million CapEx, maybe talk a bit about what's carryover, what's not, I know you're doubling the service centers to kind of 15 from seven but is that mostly real estate, is it tractor catch-up, maybe talk about what's kind of carryover and what's growth?

Douglas Col

Yes, it's a mix of both. I mean, we fell short in the trailer side and getting all the deliveries we wanted last year. There's still a pretty good number of trailers in that number. On the tractor side, it'll be another pretty good number, because not only do we have growth tractors in there, but we'll do some buying for age of fleet, but real estate is always the wild card in that line. I mean, we could spend; we could spend more than twice what we did this year on the real estate line, if we're able to put the deals together. I think in the last couple of weeks, we've closed on some small real estate deals, two or three small deals, if some of the bigger ones fall into line, the real estate number could be two or three times what it was last year. But mainly on the equipment side, it was mainly trailers that were pushed out. And that's a piece of this step-up in spending that we plan.

Frederick Holzgrefe

We've got a couple of big projects in the year that are in process that started late last year, into this year.

Operator

We'll take our next question from Tom Wadewitz with UBS. Please go ahead.

Tom Wadewitz

Yes, good morning. Wanted to ask you a bit about pricing and how you think renewals are or if you want to just talk broader kind of revenue per hundredweight ex-fuel. I think your renewals were something like 14% in the third quarter, and you talked about 10% in the fourth quarter. So those are obviously both very strong numbers with some deceleration? How do you think about renewals the next couple of quarters, you think you stay in kind of high single-digits 10% area or do you think it kind of comes down to a more normal LTL level of maybe mid-single-digits?

Douglas Col

Well, I mean, I've been running double-digit for probably, I guess three quarters in a row now and high-single-digit before that. I mean, so we're running into some pretty good comps, each quarter's number that we shared really the book of business, it looks different. I think that we renewed in the fourth quarter probably 10% more contracts than we did in the third quarter. And that can factor into it as well. If you have some that have recently been -- recently have seen increases, and you're coming on top of those, the following year maybe they don't get as much. But I think what we're seeing around the environment with the GRIs is a pretty good indication to us that pricing is going to be another opportunity this year.

I mean from the truckload and intermodal companies, I've seen reports so far. I mean they're still talking about double-digit pricing opportunities out there for them. And we're exposed to some of the same cost pressures, especially labor. So, I think our GRI is an indication of what we think is going to be achievable for the year. And again, we primarily give you all the contractual renewal rates, just kind of let you know what the shippers are sensing out there. That's their forward-look of the environment so still double-digit in the fourth quarter.

Tom Wadewitz

Right, okay. And then the second question is, you've got a pretty strong ship, capacity growth story, idiosyncratic footprint story. So, I think you probably do better than the market in terms of growth. But how do you think about the impact from a cyclical perspective? I think you have had a lot of strength in LTL and maybe some truckload shipments move in, do you think that that will kind of swing the other way later this year and be a headwind or you just think that the kind of dynamic is -- is that's in this cycle or maybe that's not a very meaningful factor, just thinking more about kind of LTL market, more so than Saia specific?

Frederick Holzgrefe

I think our commentary around that I think Doug alluded to it earlier, I mean, from our book of business and we think generally is that, things are kind of back to their more historic modes. So that as we look at our portfolio, what we're providing service for right now, as we see it's kind of typical sort of mix of business, if you will in terms of, if you go back a year back in the midst of COVID yes, there was a little bit of spillover there, but right now, I'm pretty comfortable with it.

I think if the macro things were to slow a bit, I mean I think that LTL is in a position to deal with a lot of that and the supply chain turmoil change if you will over time. So I think those things are all we sustained through that.

Now, depending on where you think macro environment could go, certainly that could temper some of the growth opportunity. But one of the things that we -- as we look at our facilities and our opportunities to make investments, we're not thinking about it in terms of 2022 we're thinking about it on a 10-year kind of horizon. So that implies that we think through the cycle, and that's important because these facilities that network is something that generates great value through a cycle.

Tom Wadewitz

Do you think loosening in supply chain or supply chain improvements is kind of good or bad for LTL shipments?

Frederick Holzgrefe

Listen, I think that LTL shipments do well as supply chains adjust to consumer or commercial demands, right. So as people go through, maybe back to more of a JIT sort of situation. Any of that, I think we're uniquely qualified to do that and the industry is. So I think that we benefit from that over time.

Operator

We'll take our next question from Stephanie Moore with Truist. Please go ahead.

Stephanie Moore

I wanted to follow-up just on a previous question that was asked just wanted some comments on the demand side. I know that you called out in early January, clearly seeing some disruption just due to weather, but are you still seeing with a lot of your customers' just general disruption when it comes to demand and volumes just simply from supply chain congestions, meaning that there's still kind of recovery opportunities is in this busy year?

Frederick Holzgrefe

My comment around that is that I think what's happened is people and maybe even Saia we've gotten better at handling the disruption, but things are still disrupted, maybe watch what's going on in port activity. That's not back to normal yet. And the COVID, the Omicron sort of, that's probably tempering a little bit here in the last week or so. But there's a time in early January and December that was every bit as bad as the depths of Delta or the first round of it. So, I think that if anything, people have gotten adjusted to that sort of change or challenge over time. So yes, I think at end of the year, I'd like to think to get farther away from that maybe back to what might be defined as normal.

Stephanie Moore

Understood. And then switching gears over the last month or so there's been several announcements of just size expansion with EV trucks. So maybe if you talk a little bit about those some of those LOI's or agreements that are in place. And maybe any work you've done, as you kind of think forward about how some of these might compare to normal CapEx spend as well as the ongoing potential maintenance, fuel costs, et cetera by spending more on EVs?

Frederick Holzgrefe

We're still early on collecting the data. So our -- the way we think about this, this is sort of our R&D, if you will, around the equipment that we have either leased or purchased to-date. We need to figure out what the profile of what that looks like, what its utilization looks like. What does the range look like? All those sorts of things. So we're still pretty early on, on this. And well, we're pretty open with OEMs; give us a shot at some of this. We want to see how this works. We want to be an early adopter, assuming that these things perform. The -- we introduced first the Volvo EVs in the first part of the year, and they -- there are some parts of that that I think are compelling the range, and kind of what the ongoing operational costs are. We're still a long way away from that being a permanent part of the fleet.

If we look at the emissions requirements in some parts of the country, we focus more on adding some CNG equipment, so we feel good about what that looks like with the performance profile that is. We think that over time, that's probably, as you go from a sort of the emissions environment that we are now to where ultimately where everybody wants to be, that's probably going to be a stepping stone technology. So sort of -- in the middle of diesel and maybe ultimately more EV. And so, in that case, that's one where we need to make sure we understand what the operating characteristics are of that.

And then, more recently, you’re probably talking about the release we had around the Nikola product and that looks like that could be really interesting. But the key part of that is that we need to get a look at it. We need to see how it works, get our hands on it, test drive it, run an operation, collect data. And so it's early on. But we're very open to the idea.

Operator

We'll take our next question from James Monigan with Citi. Please go ahead.

James Monigan

Hey guys, thanks for taking the question. Wanted to touch on the timing and the capacity additions, are there any details you can provide about the door adds maybe first half versus second half? But more broadly, just touching on the capacity adds and the ramp there. How should we think about that, is it something that's relatively immediate? You talked about mid-single growth in shipments. Should we think about capacity actually growing faster than that?

Frederick Holzgrefe

So we're going to open the 10 to 15, I think five or six of them are going to be the first six months of the year. And then the balance are going to be in the second half of the year. We're going to end up opening all 15 at that sort of range. The question is, you got to get through the timing of dealing with maybe a zoning issue or an upgrade, or all those sorts of things. But the first ones, we've got really good line of sight around that. We're planning, hiring and all those sorts of things along with it, those will be ones that are the first ones, because the three that are Chicago land related, those you’re probably not going to notice necessarily. There won't be any, I don't expect any drag from those at all, none of them actually. But those in particular, because those are immediate sort of market improvements for us and service improvement. So there's going to be a cost savings to come to that. And there's going to be some incremental for the business, we likely get out of that right out of the gate, because it's a service we couldn't offer before. So, it's built into kind of what our overall sort of growth plan is for the year. So I don't really have a breakout for those individually.

But, as I've described in a couple of the other questions that the key things with all these is, when you're moving in sort of what we'll call saturation terminals, they benefit you pretty close right out of the gate. So I don't expect a lag. If anything, it's going to be part of our growth for the year.

James Monigan

Got it. And then first we think about leverage years as a point where maybe a button up makes sense, or you're holding back for some flexibility. And if it is the latter, should we think about the opportunity set as inorganic growth or could you basically -- could you use that leverage to sort of accelerate the organic expansion beyond 2022?

Frederick Holzgrefe

Yes, so the way we're thinking about this, we said 10 to 15 terminals in this year, and I think that repeats again next year in 2023. That's going to require a fleet investment, ongoing as well. So I think, for the next couple of years anyway, I think you'll see sustained levels of capital spending. We're also, quite frankly, very conservative around the idea that we need to manage this be able to manage this business and take advantage of opportunities that might come to us that are unexpected. I mean, one player exited the market in December, or in the fourth quarter, and certainly those are assets that are of interest to us, and there could be others down the road. So we're always going to have power to take advantage of those opportunities. So, but we're also custodians of the shareholders’ capital. So over time, we'll have other, we'll explore what we need to do to best utilize the cash and cash flow.

Operator

We'll take our next question from Bruce Chan with Stifel. Please go ahead.

Bruce Chan

Hey, Fritz, hey Doug. Morning or I guess afternoon here. Just want to go back to some of your comments around mix and freight selection. I know that you mentioned a lot of that is self-directed. But as you think through some of the dynamics around maybe the consumer recovery being a little bit longer than two at first versus industrial recovery, or rig count recovery. Are you expecting or are you seeing any kinds of tailwinds from the market for that?

Douglas Col

I don’t know if I would call them tailwinds, but I mean, activity remains strong. I mean, manufacturing data continues to rollout month-after-month positive. I think the ISM numbers show growth for the past 19 months. The LTL volumes and tonnage are tied very closely to what goes on with industrial manufacturers. Inventory levels are still low. As Fritz mentioned, the port congestion, really doesn't seem to get better so far. And then you think about our contractual renewals, and how strong they remain. I think that tells us that, at least for the first half of the year and into the second half of the year, I mean, we've -- we remain pretty positive on the environment.

You know Houston activity was real strong in the fourth quarter, Dallas, obviously LA. Some of that could be tied in the Houston and Dallas markets to the energy. Some of the Houston activity could be helped a little bit by repair work going on after the hurricane came through Louisiana. So now activity remains good in the manufacturing data so that's primarily what we track.

Bruce Chan

Okay, sound great. That's helpful. And then can you just remind us of where your disclosure stands to energy? I know, that used to be a fairly sizable chunk of your legacy business?

Douglas Col

Now, it's, yes, you're right. As we grew up out of our Gulf Coast roots we were certainly more heavy energy than our competitors. But it's kind of; it's probably a mid-single-digit percentage. Now, if you think about shipments across the network, our footprint is a lot bigger, and we've grown out of some of the energy, some of the energy markets.

Operator

We'll go next to Tyler Brown with Raymond James. Please go ahead.

Tyler Brown

Hey, so of the 10 to 15 new facilities and the 10 reloads, what's the breakdown between owned and leased? And is there still good product out in that lease market?

Frederick Holzgrefe

So I don't have the breakout of what those -- most of them are going to be owned, there are going to be some leases in there. There are good products, either facilities to purchase or facilities to lease. I don't think that's an impediment. It's just -- it's the typical real estate challenges you have to deal with. Sometimes it's, maybe it's a zoning issue, like if we have a facility that we're planning on buying, it's going to be an open position. But it's been idle for a while. So you have to go redo zoning, when that happens. So those are the challenges there. But we're -- we haven't changed our profile around the idea of owning strategic assets. This market right now, there's a lot of interest in industrial real estate investments. So in many cases, you can't necessarily buy what you'd like to buy, you have to lease them, but the assets are available.

Tyler Brown

Okay, that's helpful. And then you kind of touched on it with the Rockford example. But now that you've been accelerating the terminal investments over the last couple of years. Are you actually starting to see it show up in your P&D productivity, if I assume those 10 times are getting reduced or is that something it's more to come as the network saturates and matures?

Frederick Holzgrefe

You know, in the examples, I've given them, we've seen them. But when we think about them, longer-term, the magnitude of them will become greater over time, as we fill in the map. So we're still early on in the fill-in-the-map part, so the saturation part. I think that's an opportunity, Tyler, for sure over time. Yes, the good thing is that it has played out in the instances where it's -- port is not visible necessarily because a larger company and all the other things going on.

Tyler Brown

Right, right. Okay and then is it right to think about the new terminals, call it new market entrances, are those saturations in big metros? And then are these reloads largely in the bigger brakes, so one is that true and two if you are expanding your brake capacity, does that alleviate some PT pressure? I mean, I'm assuming your line haul isn't optimized if you're needing more capacity.

Frederick Holzgrefe

It's a little bit of all the above. So there are, we're always going to, we'd rather own assets. So some of these that we have in the pipeline are simply in smaller markets, where we might be leasing something where we've got an available purchase. So we'll swap those out. So that's a reload. In other markets, it is -- it's a capacity play, and a certainly a market position play. So maybe it's a facility better positioned in the market that we can grow from. So it's really kind of a combination of all of them. And it's a bit of a maturity that comes along with that.

And with respect to the comments about PT, absolutely. So over time, as we build out this network, the opportunity to build our own sort of I'll call it internal density and use more of our own assets that's certainly there. But we're always going to be in a position where we're making a cost decision around inside or outside for line haul.

Tyler Brown

Okay. Okay. Yes, that's helpful. And just my last couple of ones, Doug, do you have a day count for 2022?

Douglas Col

Yes, you want it by quarters?

Tyler Brown

Sure.

Douglas Col

So it's 64, 64, 64 and then 61 in the fourth quarter.

Tyler Brown

Okay, okay, good. And then what is your on tariff versus foreign tariff mix today?

Douglas Col

Of our tariff business, the majority of it is when we say tariff business it's 25% or so, the lion's share of that is on tariff.

Operator

Ladies and gentlemen, this concludes today's question-and-answer session. At this time, for closing remarks, I would like to turn the conference over to Frederick. Please go ahead.

Frederick Holzgrefe

Thank you and thank you everybody for participating in the Saia earnings call. We're excited about the results of record 2021 and we're looking forward to 2022 and hopefully breaking some more records and providing the updates along the way. Thank you and have a great day.

Operator

Ladies and gentlemen, this concludes today's conference. We appreciate your participation. You may now disconnect.